AMENDMENT NO. 2

TO

AMENDED AND RESTATED SERVICE PLAN (REIMBURSEMENT) (the “Plan”)

CLASS A SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Amended and Restated Service Plan (the “Plan”), dated as of September 17, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated May 15, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to remove Invesco Oppenheimer Limited Term Bond Fund, Invesco Oppenheimer Limited-Term Government Fund, Invesco Oppenheimer Ultra-Short Duration Fund and Invesco Oppenheimer Government Cash Reserves Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

SERVICE PLAN (REIMBURSEMENT)

AIM INVESTMENT SECURITIES FUND (INVESCO INVESTMENT SECURITIES FUND)

Portfolio	Share Class	Maximum Asset Based Sales Charge	Maximum Shareholder Services Fee	Maximum Aggregate Fee
Invesco Government Money Market Fund	Class A	NONE	0.20%	0.20%
Invesco High Yield Bond Factor Fund	Class A	NONE	0.25%	0.25%
Invesco Intermediate Bond Factor Fund	Class A	NONE	0.25%	0.25%”